Exhibit 99.1

        Hub Group, Inc. Announces Accounting Irregularities Found at
                   its Hub Group Distribution Subsidiary

Lombard, IL, February 12, 2002 - Hub Group, Inc. (NASDAQ: HUBG) announced today that it has discovered certain accounting irregularities at its 65% owned subsidiary, Hub Group Distribution Services ("HGDS"). Although the investigation continues, at this time Hub Group, Inc. (the "Company") estimates that due to these irregularities the Company overstated its earnings on an after-tax, post minority interest basis by between approximately $3.0 million to $4.0 million in total over a multi-year period.

Although the Company is working to determine the exact periods during which this occurred, the Company currently believes that the irregularities recently discovered at HGDS affected the Company's reported financial results for 1999, 2000 and 2001. Once this investigation is completed and the results finalized, the Company will restate its financial results for the appropriate periods. Due to the irregularities at HGDS, investors should not rely on previously released financial results or previously issued audit reports for these periods.

HGDS was formed in 1990 to perform certain specialized logistics and distribution functions. The Company currently owns 65% of HGDS, while an unaffiliated third party, the former President of HGDS, owns the remaining 35%. HGDS is located in Arlington Heights, IL, approximately 20 miles from the Company's headquarters in Lombard, IL.

Throughout the years in question, HGDS maintained its own office space, information technology systems and accounting software. Unlike the Company's other subsidiaries which are all wholly-owned and which centralized their accounting function in Lombard in 2001, HGDS maintains its own accounting department. The HGDS accounting department regularly reported its financial results to the Company, who then incorporated these results into its financial reports.

The Company currently estimates it will be several weeks before it is able to determine exactly how much of the approximately $3.0 million to $4.0 million overstatement belongs in 1999, how much belongs in 2000 and how much belongs in 2001. Due to the lengthy nature of this process, the Company will not be able to report its year-end results this week as originally planned. The Company currently believes that it will report its year-end results in March.

The Company has hired the law firm of Mayer, Brown, Rowe and Maw ("Mayer, Brown") to provide legal services in connection with an investigation into the nature and cause of these irregularities. Mayer, Brown has engaged a team of forensic accountants to assist it in this process. Mayer, Brown will provide a report to the Board on the results of its investigation once it is completed.

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Statements in this press release that are not historical, including statements regarding Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include additional accounting issues that could surface or systems issues and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2000, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001. Hub Group assumes no liability to update any such forward-looking statements.

Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload, LTL, railcar, air freight, international and related logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico and had 2000 sales of approximately $1.4 billion.